SUMMARY TERM SHEET

This Summary Term Sheet memorializes the general terms and conditions relating to the proposed acquisition of Wanshi Wangjing Media Technologies (Beijing) Co., Ltd., (a/k/a AdNet Media Technologies (Beijing) Co., Ltd.), a PRC based advertisement insertion business (“ADNET”) by a subsidiary of China Broadband, Inc., a Nevada corporation.

Surviving Parent	China Broadband, Inc., a Nevada corporation (the “Company”)

Target; ADNET
ADNET, a PRC based company organized in Beijing in November 2006 under the laws of the PRC, is currently privately held and in the business of providing “real time” context sensitive advertisement services and P2P multimedia content distribution primarily in internet cafés in the PRC

ADNET is an outgrowth of a division of ViDeOnline and operated since August of 2008 by certain of its former executives or other employees. Adnet is licensed in the PRC as an Internet Content Provider (“ICP”)

The ADNET revenue model involves leveraging the revenue base and vast traffic from internet cafes to promote content and insert context sensitive advertisements, that are location, time and/or relevancy based

Acquisition
China Broadband, Ltd., a Cayman Islands entity and wholly owned subsidiary of the Company, or its WFOE in the PRC or a newly created WFOE created for such purpose, shall acquire no less than (i) 51% of the PRC based and organized ADNET and (ii) a pledge and security agreement in favor of the Company or its subsidiary with respect to the remaining 49% of its ownership interest along with voting and equitable control,  in exchange for 11,254,898 shares of common stock of the Company, said amount constituting 15% of its restricted equity common stock of the Company on a fully diluted basis as calculated immediately after the Acquisition, exclusive warrants exercisable at $2.00 or securities underlying convertible notes issued in January 2008, (but inclusive of all other warrants or options outstanding at the time of closing).  A schedule of all warrants, options, and notes outstanding and the number of shares into which they are convertible as of the date hereof is appended hereto as Schedule A.  The acquisition shall be structured so that all former shareholders of ADNET shall have equal informational rights, tag along rights, drag along rights, and the similar rights as one another and  so as to reflect intercompany loans down to ADNET and in a manner that would permit consolidation of financial statements with the Company.  The Company shall also have full voting and board control over ADNET

Conditions	Conditions include completion of due diligence by both parties as well as:
- All appropriate board and other corporate consents of both parties (including, without limitation, board and noteholder consents or waivers, and consents of VideOnline as may be necessary as related to any IP or IT utilized by ADNET and being acquired, waiver of non competes etc.);

- ICP, Business and all other licenses or permits relating thereto of ADNET to be in place and all appropriate government agency consents relating to a change of control of ADNET, ADNET to be doing business or licensed and equipped to do business in no less than 29 provinces in the PRC;

- ADNET to be fully operating in no less than 2,000 cafés at the time of closing;
- Transaction to be structured in a fashion that permits consolidation of financial statements with the Company;

- ADNET to have at least $300,000 in additional investment prior to closing, part of which may be utilized to fund its ordinary and customary ongoing expenses and operations. ADNET may also seek equity or convertible debt financing with terms reasonably acceptable to the Company prior to the acquisition subject to the terms hereof;

Appointments of Ms. Priscilla Lu to the Board of the Company, and Wang Yingqi (nee Michael Wang) as new COO/CFO (See below);
- Other PRC management and financial oversight changes, accounting and recordkeeping;
- Completion of audited financial statements of ADNET and disclosure materials;
- Completion of definitive transaction documents containing all reasonable and customary representations, warranties and covenants for a transaction of this type;
- Due diligence and rendering of financial statements to be completed within 20 days of the date hereof, with closing required within 30 days thereafter.

Appointments
Ms. Priscilla Lu shall be appointed to the Board of the Company and its ADNET subsidiary at closing.  In the event she is unable to continue her duties for any reason during the two years following closing, the former ADNET shareholders receiving shares of the Company pursuant to this transaction, shall have the right to appoint or remove a designee to the Board of directors of the Company and to said ADNET subsidiary, which designees shall be reasonably acceptable to the Company.  In addition, the Company shall negotiate the terms of and enter into an employment agreements with two executives nominated by ADNET at least one of which shall be based in the PRC to oversee financial aspects of PRC operations of ADNET and the Company, said agreements to contain customary non-compete and non-disclosure provisions.  All other employees shall be at will employees and shall be subject, prior to and after the acquisition, customary confidentiality and non-compete agreements.

Financing
ADNET may on its own, or in contemplation of the acquisition, raise equity capital or convertible debt capital, the terms of which shall be approved by the Company pending the acquisition, said consent not to be unreasonably withheld and not to increase the percentage of the Company issued to ADNET at closing (i.e. such investors would share in the 15%) if such transaction is reasonable in nature and would not, in the opinion of management, adversely affect the Company or its financial position if and when the acquisition of ADNET is completed.

The Company shall also exercise commercially reasonable best efforts to raise at least $300,000 for investment into ADNET’s business and related working capital prior to the end of 2009, which capital raising efforts may, but need not, include proceeds from the sale of assets by the Company.

Closing	Presuming satisfaction of the above conditions and agreement as to all appointments, it is intended that the acquisition be consummated within 30 days.

No Shop
The parties agree and acknowledge that the Company has devoted and may continue to expend material resources in negotiating with and consummating the transaction with ADNET and that ADNET’s business may prove to be unique and that ADNET has already had meetings with to potential capital or strategic venture resources introduced by the Company’s management.  Accordingly, the parties agree to enter into and complete the acquisition of ADNET as expeditiously as practicable and ADNET hereby agrees that that it will neither negotiate with or enter into discussions or accept bids or offers from other potential acquirers, with such offers or bids relate to all or any portion of ADNET’s ownership, profit sharing, business, operations, ideas, business plan or assets, for a period of 90 days after the date hereof

This term sheet does not constitute an offer to sell or offer for the purchase of securities.  Any statement to the contrary is a criminal offense.

{Signature Page Follows}

If the foregoing reflects your understanding, kindly execute below and return the same to the undersigned at your earliest convenience, and the same will be effective as of this 16th day of February, 2009.

China Broadband, Inc.

By:
Marc Urbach, President

Wanshi Wangjing Media Technologies (Beijing) Co., Ltd.
   (北京万视网景传媒科技有限公司)

By: ____________________________
Name:
Title:

SCHEDULE A

SCHEDULE OF WARRANTS AND OPTIONS

China Broadband, Inc.
Total Capitalization Summary

		Included In
	Total	Calculation

Total Common Stock	50,585,455	50,585,455

Warrants exercisable @ $.50	1,131,667	1,131,667
Warrants exercisable @ $.60	11,743,133	11,743,133
Warrants exercisable @ $2.00	4,000,000	0

Total Warrants	16,874,800	12,874,800

Notes exercisable @ $.75	6,628,333	0

Options @ 1.00	100,000	100,000
Options @ .45	150,000	150,000
Options @ .60	67,500	67,500

Totals Options	317,500	317,500

Total Outstanding	74,406,088	63,777,755